EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned Reporting Persons hereby agrees to the joint filing, along with all other such Reporting Persons, on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock, $.0003 1/3 par value, of Under Armour, Inc., and that this Agreement be included as an Exhibit to such joint filing.
IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of this 6th day of February, 2006.

Plank Investments Limited Partnership

By:	/s/ Jayne Plank, General Partner

Jayne Plank, General Partner

By:	/s/ Jayne Plank, Individually

Jayne Plank Individually